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                                                                   EXHIBIT 11.1

                STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (1) (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                  THREE      THREE
                                                                 MONTHS      MONTHS
                                                                  ENDED      ENDED
                                                                DEC. 29,    DEC. 31,
                                                                  1996        1995
                                                                 ------     ------
Net income(1) ..............................................     $2,557     $1,940
                                                                 ======     ======
  Average shares outstanding ...............................      8,888      6,795
  Common equivalent shares .................................        132
  Assumed shares sold to prepay shareholder distribution (2)        890
                                                                 ------     ------
  Weighted average number of common shares .................      9,020      7,685
                                                                 ======     ======
  Earnings per common and common equivalent share ..........     $  .28     $  .25
                                                                 ======     ======

(1) The computation set forth for the three fiscal months ended December 31, 1995, is based on pro forma net income which reflects the recording by the Company of additional taxes as if the Company were treated as a C corporation for all periods presented.

(2) Reflects the estimated number of shares required to be sold by the Company (as calculated based upon the net proceeds of the initial public offering) to pay the pre-offering shareholder distributions of approximately $9,952. The total estimated shares of 890 were assumed to be outstanding for the entire first quarter of fiscal 1996. Subsequent to the initial public offering, the shares were actually outstanding and are therefore included in the "average shares outstanding" calculation above.


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